Wiley Increases Quarterly Dividend for the 31st Consecutive Year
Company recently exceeded its FY24 earnings guidance and sees strong GenAI momentum

Hoboken, NJ, June 27, 2024 – Wiley (NYSE: WLY and WLYB), a global leader in research and learning, today announced that its Board of Directors has declared a quarterly cash dividend of $0.3525 per share on its Class A and Class B Common Stock, payable on July 25, 2024, to shareholders of record on July 9, 2024. The quarterly dividend is equivalent to an annual dividend of $1.41 per share, an increase from $1.40 per share from prior year.  It is Wiley’s 31st consecutive annual increase.

Wiley recently reported results for its fourth quarter and fiscal year ended April 30, 2024. Highlights include:
•FY24 Adjusted EBITDA and Adjusted EPS guidance exceeded; Adjusted Revenue in higher end of range
•GenAI content rights project completed in Q4 FY24 with large tech company; another executed GenAI project with second large tech company to be realized in FY25
•Value Creation Plan advanced with 2 of 3 non-core divestitures closed and $90 million of $130 million run-rate cost savings actioned
•FY25 growth outlook driven by Research & Learning momentum and accelerated cost savings

Please see the Q4 2024 announcement, earnings presentation, and call transcript at https://investors.wiley.com/financials/quarterly-results/default.aspx.

About Wiley
Wiley is one of the world’s largest publishers and a trusted leader in research and learning. Our industry-leading content, services, platforms, and knowledge networks are tailored to meet the evolving needs of our customers and partners, including researchers, students, instructors, professionals, institutions, and corporations. We enable knowledge-seekers to transform today’s biggest obstacles into tomorrow’s brightest opportunities. For more than two centuries, Wiley has been delivering on its timeless mission to unlock human potential. Visit us at Wiley.com. Follow us on Facebook, Twitter, LinkedIn and Instagram.

Contact:
Brian Campbell
201.748.6874
brian.campbell@wiley.com

CATEGORY: EARNINGS RELEASES